Southern Community Financial Corporation
Announces Suspension of Quarterly Dividend and Provides Guidance on
Anticipated First Quarter 2009 Results

Winston-Salem, NC – March 24, 2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO) announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend.  The Board will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.

Southern Community also announced that it anticipates nonperforming loans to increase to a range of approximately $21.0 million to $25.3 million, or 1.60% to 1.93% of total loans in the first quarter of 2009, up from $14.4 million or 1.10% of total loans in the fourth quarter of 2008.  The Company also anticipates net charge-offs of approximately $3.1 million to $3.3 million, or approximately 0.95% to 1.01% of average loans on an annualized basis, up from $1.4 million or 0.44% of average loans (annualized) in the fourth quarter of 2008.  As a result of the increased level of nonperforming loans and net charge-offs, Southern Community expects to record a provision for loan losses of approximately $4.0 million.  The allowance for loan losses is expected to be in the range of $19.6 million to $19.8 million or 1.50% to 1.51% of total loans, up from $18.9 million or 1.43% of total loans in the fourth quarter of 2008.

“The suspension of our quarterly dividend, while disappointing, is a prudent step in preserving our capital during this severe economic crisis.  In addition, we proactively took this step and believe that cash dividends should be paid from current and expected earnings preserving our capital.  We estimate that our decision will save nearly $2.7 million in capital annually, or $671 thousand per quarter,” said F. Scott Bauer, Chairman and Chief Executive Officer.

“As it was in the fourth quarter of 2008, the increase in nonperforming loans and net charge-offs during the first quarter of 2009 was primarily related to our residential construction and development loans, which have been negatively impacted by the persistent slow housing market.  Our lending officers are proactively monitoring delinquencies, and we are continuing to work with builders to effectively resolve problem credits and provide relief until market conditions improve.  This includes monitoring the completion of homes, meeting with borrowers, employing key realtors who are actively selling properties and reducing housing inventories.

While the provision for loan losses is expected to increase significantly in the first quarter of 2009 compared to the fourth quarter of 2008, we expect to remain modestly profitable in the first quarter of 2009.  Our capital remains strong exceeding the regulatory standards for well capitalized institutions.  As a result of the increased loan loss provision and strong capital position, I believe we will be better positioned to weather the uncertain economic climate that is expected to unfold throughout 2009."

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500